Exhibit 99.1

April 30, 2008

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS	MEDIA
Tamera Gjesdal	Bob Denham
Sr. Vice President	Sr. Vice President
Investor Relations	Corp. Communications
(336) 733-3058	(336) 733-1475

BB&T not materially affected by court decision

          WINSTON-SALEM, N.C. -- BB&T Corporation said today it will not be materially affected by a decision issued Tuesday by the U.S. Court of Appeals for the Fourth Circuit.

          The Court's decision to affirm a prior ruling by the U.S. Middle District Court of North Carolina would disallow tax benefits associated with certain leveraged lease transactions entered into by BB&T during the period from 1997 through 2002.

          BB&T had previously recognized all tax and interest expense and paid $1.2 billion in the first quarter of 2007 to the IRS. The payment represented the total tax and interest due on all leveraged lease transactions for all open years.

          Management has consulted with outside legal counsel and continues to believe that the company's treatment of its leveraged lease transactions was appropriate and in compliance with applicable tax laws and regulations. BB&T's management is considering its legal options.

          At March 31, BB&T had $136.4 billion in assets and operated 1,494 banking offices in the Carolinas, Virginia, West Virginia, Kentucky, Georgia, Maryland, Tennessee, Florida, Alabama, Indiana and Washington, D.C. BB&T's common stock is traded on the New York Stock Exchange under the trading symbol BBT.

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          This press release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T's filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T's forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this press release.